Exhibit 10.49

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of April 2, 2014 by and between HMS Business Services Inc., a Delaware corporation (“HMS”), and Joseph Donabauer, an individual (“you”) (and, together with HMS, the “Parties”) to provide services, as directed, to the entities comprising the “Company” (HMS Holdings Corp. (“HMS Holdings” and with HMS, and their respective subsidiaries and affiliates)). It replaces your terms of employment with the Company dated August 1, 2012.

WHEREAS, the Company wishes to continue to employ you and you wish to continue to be employed by the Company.

NOW THEREFORE, in consideration of your acceptance of continued employment, under the revised terms set forth in this Agreement, the Parties agree to be bound by the terms contained in this Agreement as follows:

1.                                      Engagement.  Effective March 31,, 2014 (the “Effective Date”), but subject to Section 9(l), the Company will continue to employ you as SVP, Corporate Controller of HMS.  You acknowledge that the Company organizes itself across multiple entities and that your being assigned to work directly for HMS Holdings or for one of its subsidiaries or affiliates will not, in and of itself, breach this Agreement.  You will report directly to the Chief Financial Officer (CFO) or his or her designee (“Supervisor”).

2.                                      Commitment. During the Employment Period (as defined in Section 3 below), you must devote your full working time and attention to the Company. During the Employment Period, you must not engage in any employment, occupation, consulting or other similar activity without your Supervisor’s prior written consent.  You will perform your services under this Agreement primarily at the Company’s offices in New York or at such place or places as you and the Company may agree.  You understand and agree that your employment will require travel from time to time in a manner consistent with Company policy.

3.                                      Employment Period. HMS hereby agrees to continue to employ you and you hereby accept continued employment with HMS upon the revised terms set forth in this Agreement, for the period commencing on the Effective Date and ending when and as provided in Section 6 (the “Employment Period”).

4.                                      Cash and Bonus.

(a)                                 Base Salary. You will continue to receive a base salary at a monthly rate of $21,029.16, annualizing to $252,350.00 (as may be adjusted under this Agreement, the “Base Salary”). The Company will pay your Base Salary periodically in arrears not less frequently than monthly in accordance with the Company’s regular payroll practices as in effect from time to time (which currently provide for bi-weekly payments).  The Company will review your Base Salary periodically and may adjust your Base Salary at that time..

(b)                                 Bonus.  You will be eligible to receive bonus compensation (the “Bonus”) from the Company in respect of each fiscal year (or portion thereof) during the Employment Period, in each case as the Company may determine on the basis of such performance based or other criteria as it determines appropriate.  The target bonus for your position is 50%.

5.                                      Employee Benefits.

(a)                                 Employee Welfare, Equity Compensation, and Retirement Plans. You will, to the extent eligible, be entitled to participate at a level commensurate with your position in all employee equity compensation plans and welfare benefit and retirement plans and programs the Company provides to its employees in accordance with the terms thereof as in effect from time to time.  The Company may change or terminate the benefits at any time.

(b)                                 Business Expenses. Upon submission of appropriate documentation in accordance with Company policies, the Company will promptly pay, or reimburse you for, all reasonable business expenses that you incur in performing your duties under this Agreement, including travel, entertainment, professional dues and subscriptions, as long as such expenses are reimbursable under the Company’s policies.  Any payments or expenses provided in this Section 5(b) will be paid in accordance with Section 7(c).

(c)                                  Paid Time Off.  You will earn paid time off (PTO) at the rate of 18 hours per month (annualized to 27 days per year), or such greater number as the Company determines from time to time, provided that any carryover from year to year will be subject to the Company’s generally applicable policies.

6.                                      Termination of Employment.

(a)                                 General.  Subject in each case to the provisions of this Section 6 and the other provisions of this Agreement relating to our respective rights and obligations upon termination of your employment, nothing in this Agreement interferes with or limits in any way the Company’s or your right to terminate your employment at any time, for any reason or no reason, and nothing in this Agreement confers on you any right or obligation to continue in the Company’s employ. The Company, in its sole discretion, may elect to terminate your employment immediately at any time subject to compliance with any obligations it has under this Section 6. If your employment ceases for any or no reason, you (or your estate, as applicable) will be entitled to receive (in addition to any compensation and benefits you are entitled to receive under Section 6(b) below): (i) any earned but unpaid Base Salary and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the date of termination of your employment to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses in accordance with the Company’s policies for which expenses you have provided appropriate documentation, to be paid in accordance with Section 7(c), and (iii) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”)). Notwithstanding any other provision in this Agreement to the contrary, you will be entitled to severance, if any, solely through the terms of this Section 6, unless another written agreement between you and the Company (and approved by the head of the Company’s Human Resources Department) expressly provides otherwise.

(b)                                 Termination Without Cause.  If, during the Employment Period, the Company terminates your employment without Cause (defined below), in addition to the amounts described in Section 6(a), the Company will pay to you the following, subject to compliance with Section 6(b)(iii):

(i)                                     Cash Severance. The Company will pay to you in cash an amount equal to twelve times your monthly Base Salary, paid ratably in equal installments over a twelve month period beginning in the first payroll period following the Release Effective Date (as defined below) (or such later date required by Section 7) in accordance with the Company’s standard payroll policies and procedures and in a manner consistent with Section 7;

(ii)                                  Benefits.  The Company will pay you a lump sum amount equal to twelve times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage (single, family, or other) you are receiving as of the date your employment ends and your then monthly employee contribution.  This payment will be taxable and subject to withholding.  You may use the amount received for any purpose.

(iii)                               Release.  To receive any severance benefits provided for under this Agreement or otherwise, you must deliver to the Company a separation agreement and general release of claims on the form the Company provides (releasing all releasable claims other than to payments under Section 6 or outstanding equity and including obligations to cooperate with the Company and reaffirming your obligations under the Restrictive Covenants Agreement (as defined below)), which agreement and release must become irrevocable within 60 days (or such earlier date as the release provides) following the date of your termination of employment.  Benefits under Section 6(b)(i) and (ii) will be paid or commence in the first regular payroll beginning after the release becomes effective, subject to any delays required by Section 7; provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year.  The date on which your release of claims becomes effective is the “Release Effective Date.”  You must continue to comply with the Restrictive Covenants Agreement to continue to receive severance benefits.

(c)                                  Termination for Cause, Voluntary Resignation.

(i)                                     General.    If, during the Employment Period, the Company terminates your employment for Cause, or you resign from your employment, you will be entitled only to the payments described in Section 6(a), unless applicable law otherwise requires payment. You may resign at any time and for any reason, by giving at least 30 days’ prior written notice to the Company (the “Notice Period”).  The Company may choose to respond to such notice of resignation by ending your employment (and any further compensation) during the Notice Period.  You will have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

(ii)                                  Cause.  For purposes of this Agreement, “Cause” means any of the following: your (i) fraud with respect to the Company; (ii) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the HMS Holdings Board of Directors (the “HMS Holdings Board” concerning the operation or financial status of the Company; (iii) theft or embezzlement of assets of the Company; (iv) your conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to you; (vi) material breach of this Agreement or the Restrictive Covenants Agreement; and/or (vii)  continued failure to attempt in good faith to perform your duties as reasonably assigned by your Supervisor at the time.  Before terminating your employment for Cause under clauses (v) — (vii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Company reasonably considers the situation to be correctable, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the HMS Holdings Board agrees to further extend the time for correction.  You agree that the Company will have discretion exercised in a reasonable manner to determine whether your correction is sufficient.  Nothing in this definition prevents the Company from removing you from your position with the Company at any time and for any reason.

(d)                                 Death or Disability. Your employment hereunder will terminate immediately upon your death or Disability.  “Disability” means the Company based upon appropriate medical evidence, determines you have become physically or mentally incapacitated so as to render you incapable of performing your usual and customary duties, with or without a reasonable accommodation, for 120 or more days, whether or not consecutive, during any 12 month period.  You are also disabled if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage or benefits).  Employment termination under this subsection is not covered by Section 6(b), and you or your heirs will receive only the benefits and compensation in Section 6(a) (together, as applicable, with any life or disability insurance payments).  Nothing in this Section 6(d) prevents the Company from removing you from your position with the Company or, under Section 6(b) or 6(c), from terminating your employment at any time, subject to compliance with those subsections.

7.                                      Effect of Section 409A of the Code.

(a)                                 Six Month Delay.  If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)                                 General 409A Principles.  For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(c)                                  Expense Timing.  Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures (generally within 45 days after you have submitted appropriate documentation) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.                                      Restrictive Covenants.  In connection with signing this Agreement, you are signing a Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (the “Restrictive Covenants Agreement”), which addresses your responsibilities to the Company in connection with confidentiality, transfer and protection of intellectual property, noncompetition, nonsolicitation of employees and customers, and nondisparagement.

9.                                      Miscellaneous.

(a)                                 Notices.  All notices required or permitted under this Agreement must be in writing and will be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service in the case of notice to the Company at its then principal headquarters, and in the case of notice to you to the current address on file with the Company.  Notice to the Company must include a separate notice to the General Counsel of HMS Holdings.  Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 9(a).

(b)                                 No Mitigation.    You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source.  Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

(c)                                  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.

(d)                                 Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if an arbitrator or a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

(e)                                  Assignment. This Agreement will be binding upon and will inure to the benefit of (i) your heirs, beneficiaries, executors and legal representatives upon your death and (ii) any successor of the Company. Any such successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes.  The Company may assign this Agreement without your consent, and such an assignment will not terminate your employment for purposes of triggering your entitlement to severance. You specifically agree that any assignment may include rights under the Restrictive Covenants Agreement without requiring your consent; provided, however, that an assignment that occurs after the termination of your employment will not expand in any manner the scope of the Restrictive Covenants Agreement.  As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  Any attempted assignment, transfer, conveyance or other disposition of any interest in your rights to receive any form of compensation hereunder will be null and void.

(f)                                   No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by you and any duly authorized executive officer of the Company.

(g)                                  No Conflict of Interest.  You confirm that you have fully disclosed to HMS Holdings and the other entities in the Company, to the best of your knowledge, all circumstances under which you, your immediate family and other persons who reside in your household have or may have a conflict of interest with the Company.  You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances.

(h)                                 Other Agreements.  You hereby represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company.  You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and you further represent that your performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which you are a party.  You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under this Agreement.

(i)                                     Survivorship. The respective rights and obligations of the Company and you hereunder will survive any termination of your employment to the extent necessary to preserve the intent of such rights and obligations.

(j)                                    Withholding. The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by you with respect to payments made to you in connection with your employment.

(k)                                 Company Policies.  References in this Agreement to Company policies and procedures are to those policies and procedures in effect at the Effective Date, as the Company may amend them from time to time.

(l)                                     Background Checks.  The Company’s offer of continued at-will employment is contingent upon your authorization and successful completion of background checks, reference checks, and drug testing.  You may be required to execute authorizations for the Company and/or their third party vendor to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks and drug testing as a condition to your ongoing employment.

(m)                             Governing Law; Dispute Resolution. The Parties agree that the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the National Rules (as defined below) shall apply to the interpretation and enforcement of this Agreement.  The laws of the State of Texas shall govern the substantive merits of any legal dispute set forth herein, without regard to conflicts of law provisions.  In case of any controversy or claim arising out of or related to this Agreement or relating to your employment (including claims relating to employment discrimination), except as expressly excluded herein, each Party agrees to give the other Party notice of an intent to seek arbitration under this Agreement and 10 days to reach a resolution.  Should resolution of any controversy or claim not be reached following provision of notice and a reasonable opportunity to cure, then the dispute (including the arbitrability of the dispute itself) shall be settled by arbitration under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “National Rules”).  A single arbitrator shall be selected in accordance with the National Rules.  The dispute will be arbitrated in Dallas, Texas, absent mutual agreement of the Parties to another venue.  Any claim or controversy not submitted to arbitration in accordance with this Section 9(m) (other than as provided under the Restrictive Covenants Agreement) will be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court will have the power to rule or make any award on any such claim or controversy.  In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws.  The award rendered in any arbitration proceeding held under this Section 9(m) shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 9(m).  Also not covered by this Section 9(m) are claims by the Company or by you for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to the Restrictive Covenants Agreement.  The Company will be responsible for paying any filing fee of the sponsoring organization and the fees and costs of the arbitrator; provided, however, that if you initiate the claim, you will contribute an amount equal to the filing fee you would have incurred to initiate a claim in the court of general jurisdiction in the State of Texas.  Each party will pay for its own costs and attorneys’ fees, if any, provided that the arbitrator or court, as applicable, may award reasonable costs and expenses in favor of the prevailing party.  The Company and you agree that the decision as to whether a party is the prevailing party in an arbitration, or a legal proceeding that is commenced in connection therewith will be made in the sole discretion of the arbitrator or, if applicable, the court.

Any action, suit or other legal proceeding with respect to equitable relief that is excluded from arbitration above must be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and the Company and you each consent to the jurisdiction of such a court.  With respect to any such court action, the Parties hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 9(a); and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

(n)                                 Interpretation. The parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

(o)                                 Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you.

Signatures on Page Following

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand to be effective as of the dates below.

HMS

04/02/2014	By:	/s/ TRACY SOUTH
Date		Tracy South

Joseph Donabauer

04/02/2014	/s/ JOSEPH DONABAUER
Date